UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act Of 1934 (Amendment No.   )

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The Spectranetics Corporation

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[SPECTRANETICS LOGO]

FOR IMMEDIATE RELEASE

Media and Investor Contact:
Mike Pascale / Patrick Linehan / 212-371-5999
James Lucas / 213-630-6550 / 719-442-2552
The Abernathy MacGregor Group, Inc.

SPECTRANETICS ANNOUNCES ANNUAL MEETING OF STOCKHOLDERS

COLORADO SPRINGS, Colo., June 7, 2002 — The Spectranetics Corporation (NASDAQ: SPNC) announced today that it has scheduled its annual meeting of stockholders for Monday, August 5, 2002 at 10:00 a.m. New York City time at the offices of Latham & Watkins, located at 885 Third Avenue, New York, New York. Stockholders of record as of the close of business on June 18, 2002 are entitled to notice of and to vote at the annual meeting.

As previously announced, the Company has entered into a settlement with certain stockholders who had filed a proxy statement relating to the Company’s annual meeting. Pursuant to the settlement, the Company has adopted a bylaw which provides that a stockholder must give timely notice in writing to the Secretary of the Company of any nominations or other business to be properly brought before an annual meeting. For this year’s annual meeting, any such notice must be delivered to the Secretary of the Company no later than the close of business on June 17, 2002 and must satisfy the conditions set forth in the Company’s amended bylaws for such proposals. A copy of the amendment to the Company’s bylaws setting forth the advance notice provision has been filed as an exhibit to the Company’s Form 8-K filed with the SEC on June 7, 2002, which filing can be accessed at www.sec.gov. A copy of the Company’s amended bylaws is also available upon written request to the Secretary of the Company at 96 Talamine Court, Colorado Springs, CO 80907.

Spectranetics is a medical device Company that develops, manufactures and markets a proprietary excimer laser system and related accessory products that deliver excimer laser energy for use in minimally invasive surgical procedures within the cardiovascular system. The Company’s CVX-300® excimer laser is the only system approved by the Food and Drug Administration (FDA) for multiple cardiovascular procedures, including coronary atherectomy and the removal of problematic pacemaker and defibrillator leads. The Company is currently conducting two investigational trials designed to obtain FDA approval to market products in the United States for additional applications. The LACI (Laser Angioplasty for Critical Ischemia) trial tests laser atherectomy to improve circulation to the lower leg. The PELA (Peripheral Excimer Laser Angioplasty) trial deals with blockages in arteries in the upper leg. Nearly all of the Company’s FDA-approved and investigational applications have received Communautés Européennes (CE) mark registration for marketing within Europe. Spectranetics received regulatory approval from the Japanese Ministry of Health and Welfare to market its laser and various sizes of its Extreme® and Vitesse® C coronary catheters in Japan in October of 2001, and is currently pursuing reimbursement approval there.

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Additional Information: The Company has previously mailed its Proxy Statement to stockholders for its 2002 Annual Meeting. The Company will file with the SEC and mail to stockholders a supplement to its Proxy Statement. Additional copies of the proxy materials may be obtained from Mackenzie Partners, Inc., the proxy solicitor for the Company, by telephone at 800-322-2885 or by email at proxy@mackenziepartners.com. Copies may also be obtained from the SEC by accessing the files for the Company at the SEC Web site at www.sec.gov or by writing to the Company at 96 Talamine Court, Colorado Springs, CO 80907, Attention: acting chief executive officer. The participants in this solicitation on behalf of the Company are: Emile Geisenheimer, Cornelius Bond, Jr., R. John Fletcher, Joseph M. Ruggio and John G. Schulte. Collectively these individuals beneficially own 850,853 shares or approximately 3.6% of the outstanding shares, including options for shares exercisable within 60 days. The Board has agreed that no stock options will be granted to non-employee directors until and unless a plan is submitted to, and approved by, stockholders of the Company. Mr. Geisenheimer will serve as acting CEO for no additional compensation. Other persons may also become participants on behalf of the Company. Such information and additional information on these individuals is more fully described in the Proxy Statement as may be supplemented from time to time.